UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

April 21, 2010

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Company loan arrangement under the Agreement provided under Item 8.01 below is hereby incorporated by reference.

Item 8.01 Other Events

On April 21, 2010, China Recycling Energy Corporation (the “Company”) issued a press release, attached hereto as Exhibit 99.1, announcing the second expansion of the Low Carbon Fortune-Energy Recycling No. 1 Collective Capital Trust Plan (“Second Expansion of the Plan”) has been completed by Beijing International Trust Co., Ltd. (“Beijing Trust”) on April 15th, 2010.

The Second Expansion of the Plan raised 93,120,000 yuan (approximately US$ 13.69 million) through the sale of 93,120,000 trust units sold at 1 yuan per unit.  All amounts raised under the Second Expansion of the Plan are to be loaned to Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”), a joint venture between Xi’an TCH Energy Technology Co., Ltd. (“Xi’an TCH”), a subsidiary of the Company and Erdos Metallurgy Co., Ltd.  The loan is a part of the Capital Trust Loan Agreement (the “Agreement”) entered into by Erdos TCH and Beijing Trust on November 19, 2009, effective as of December 3, 2009 and disclosed in our Form 8-K filed on December 8th, 2009.

The Second Expansion of the Plan includes 2,800,000 category A1 preferred trust units (approximately US$ 411,764.71 million),  5,000,000 category A2 preferred trust units (approximately US$ 735,294.12 million), 66,700,000 category A3 preferred trust units (approximately US$ 9,808,823.53 million) and 4,650,000 category B1 preferred trust units (approximately US$ 683,823.53 million), 13,970,000 category B2 secondary trust units (approximately US$ 2,054,411.76 million).  The B1 units have been purchased by members of management of Erdos TCH and the B2 units have been purchased by Xi’an TCH.

With the completion of the Second Expansion of the Plan, the Low Carbon Fortune-Energy Recycling No. 1 Collective Capital Trust Plan has reached 300,000,000 yuan (approximately US$ 44,117,647 million) and completed all its trust plan raising work.

Item 9.01	Financial Statements and Exhibits

(d)           The following exhibit is filed with this report.

Exhibit Number	Description
99.1	Press Release dated April 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: April 21, 2010	/s/ Xinyu Peng
Xinyu Peng, Chief Financial Officer